Exhibit 99.1
NEWS

MSC INDUSTRIAL SUPPLY CO. ELECTS REUBEN SLONE TO BOARD OF DIRECTORS AS AN INDEPENDENT MEMBER

MELVILLE, N.Y. and DAVIDSON, N.C. (MARCH 2, 2026) - MSC Industrial Supply Co. (NYSE: MSM) (“MSC,” “MSC Industrial,” the “Company,” “we,” “us,” or “our”), a leading North American distributor of a broad range of metalworking and maintenance, repair and operations (MRO) products and services, today announced the addition of Reuben Slone to its Board of Directors.

“We are excited to have Reuben join our Board of Directors,” said Chairman of the Board, Mitchell Jacobson. “Reuben brings a deep understanding of supply chain excellence along with a strong track record unlocking operational improvements and creating value across various C-level roles at public companies. We look forward to the unique perspective he will bring to our Board and the positive impact that he will have on MSC’s operations, customer service levels, and future financial performance.”

Prior to retirement, Slone served from 2018 to 2023 as the EVP, Supply Chain at Advance Auto Parts, Inc., a Fortune 500 retailer of aftermarket automotive parts across nearly 5,000 stores. Prior to that, Reuben served six years as the SVP, Supply Chain Management at Walgreens Boots Alliance Inc., a leading pharmacy retailer where he oversaw one of the world’s largest supply chains and the integration of nearly 2,000 acquired Rite Aid stores and three distribution centers. Throughout his career, he held various senior leadership roles across several industries and is globally recognized as a supply chain expert.

Slone graduated from the University of Michigan with a BS in Engineering. In addition, he currently sits on the board of American Tire Distributors, one of the largest private equity owned US tire distributors and has published several materials including his book “The New Supply Chain Agenda” in 2010.

Contact Information
Investors:	Media:
Ryan Mills, CFA	Leah Kelso
VP, Investor Relations & Business Development	VP, Communications & Sales Enablement
Rmills@mscdirect.com	Leah.Kelso@mscdirect.com

About MSC Industrial Supply
MSC Industrial Supply Co. (NYSE: MSM) is a leading North American distributor of a broad range of metalworking, maintenance, repair and operations (MRO), and production fastener and hardware products and services. With approximately 2.5 million products, industry‑leading inventory management and supply chain solutions, and more than 80 years of experience, we help customers improve productivity, profitability, and operational performance.

Our team of over 7,000 associates partners closely with customers across industries to keep their operations running efficiently today while enabling them with insights and comprehensive solutions to continually rethink, retool, and optimize for a more productive tomorrow.

For more information on MSC Industrial, please visit mscdirect.com.

515 Broadhollow Road, Suite 1000, Melville, New York 11747 | 525 Harbour Place Drive, Davidson, North Carolina 28036 | mscdirect.com